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                                  EXHIBIT 11
                         Flagstar Capital Corporation
                     Computation of Net Earnings per Share


Net earnings for earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings available to common stock and dividing this amount by the weighted average number of common stock outstanding during the period.

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
                                                             For the Quarter             For the Period
                                                           Ended June 30, 1998        Ended June 30, 1998
                                                        ------------------------    ----------------------
                                                                 (In thousands, except share data)
Net Earnings                                                            $  1,750                  $  2,433
Less: preferred stock dividends                                            1,222                     1,705
                                                                        --------                  --------
Net income available to common stock                                    $    528                  $    728

Average common shares outstanding                                        719,780                   642,226

Net earnings per share - basic                                          $   0.73                  $   1.13

Net earnings per share - diluted                                        $   0.73                  $   1.13
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